SERVICING AGREEMENT

ADDENDUM TO SCHEDULE A

For its services under the Servicing Agreement between Calvert Investment Services, Inc. (“CIS”) and Calvert Impact Fund, Inc., CIS is entitled to receive from the Fund fees as set forth below:

Fund and Portfolio	Annual Account Fee*

Calvert Management Series
Calvert Unconstrained Bond	$8.00
Fund

* Account fees are charged monthly based on the number of open accounts as provided by BFDS, in its capacity as the Funds’ transfer agent, as of the close of business on the last business day of each calendar month.

CALVERT MANAGEMENT SERIES

BY: ________________________________
William M. Tartikoff
Vice President and Secretary
Date: September ___, 2014

CALVERT INVESTMENT SERVICES, INC.

BY: ________________________________
Robert J. Enderson
Vice President, Acting Chief Financial Officer
Date: September ___, 2014

Effective Date: September 30, 2014